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Avigen, Inc.

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Avigen, Inc. Comments on Stockholder’s Proposals

Alameda, CA, January 14, 2009 – Avigen, Inc. (Nasdaq: AVGN), a biopharmaceutical company, announced today that its Board of Directors has retained two independent financial advisors to support its strategic objectives. RBC Capital Markets and Pacific Growth Equities LLC have been engaged to oversee the review of merger and acquisition opportunities and assist in monetizing the company’s AV411 assets, as outlined in the recent Open Letter to Shareholders.

“We believe our strong balance sheet and public listing provide shareholders with an opportunity for an attractive return on their investment,” commented Kenneth Chahine, Ph.D., J.D., Avigen’s President and Chief Executive Officer. “While we recognize that the distribution of cash is one option, we have a responsibility to our shareholders to run a comprehensive and competitive process. For over a year, we have explored strategic discussions with MediciNova, Inc., and will include their proposed acquisition offer in our analysis.

“We believe that our recently expanded effort to partner or sell AV411 and our glial attenuation program can deliver significant value to our shareholders in 2009 and are moving actively to review all alternatives,” continued Dr. Chahine. “If at any point during this process, however, our Board of Directors concludes that a favorable transaction is unlikely, we intend to narrow our focus to our other options, including a partial or compete distribution of cash.”

Biotechnology Value Fund, L.P., a significant Avigen shareholder, has requested a special meeting of shareholders for the purpose of replacing Avigen’s current Board members with a slate of Directors proposed by them. The company is in the process of facilitating the request for a Special Meeting.

Avigen management intends to provide an update on the progress of the strategic review at its upcoming quarterly conference call scheduled for Wednesday, February 11, 2009.

About AV411

The AV411 portfolio, which includes proprietary analogs, represents novel, first-in-class, non-opioid drugs for the treatment of several large disease indications including pain and drug addiction. AV411 is currently in a Phase 1b/2a clinical trial funded by the National Institute on Drug Abuse, and the program is fully enabled under current U.S. Food and Drug Administration standards to enter Phase 2 development for pain in the United States. In addition to the efforts initiated with Pacific Growth Equities LLC, Avigen continues to work with ProPharma Partners through an ongoing engagement to identify European partnering opportunities for the AV411 assets.

AV411 is a first-in-class orally bioavailable small molecule, a glial attenuator that suppresses pro-inflammatory cytokines IL-1 beta, TNF alpha, and IL-6, and may upregulate the anti-inflammatory cytokine IL-10. While considered a New Molecular Entity (NME) in the United States and Europe, the drug was first approved in Japan more than 15 years ago. The drug has been prescribed to over one million patients for a different indication and has a good post-marketing safety profile as reported in nearly 15,000 patients studied at the prescribed doses.

About Avigen

Avigen is a biopharmaceutical company that has focused on identifying and developing differentiated products to treat patients with serious neurological and other disorders. Avigen's strategy is to identify, acquire and develop opportunities that represent a positive return to Avigen’s shareholders. Avigen’s current potential product is AV411 for neuropathic pain and opioid withdrawal and methamphetamine addiction. For more information about Avigen, consult the company's website at www.avigen.com.

Statement under the Private Securities Litigation Reform Act

The statements in this press release relating to Avigen’s strategy, objectives and plans to identify, acquire and develop opportunities that represent a positive return to Avigen’s shareholders, its beliefs regarding the availability of strategic opportunities and potential value of monetizing AV411, future actions that Avigen’s Board of Directors may take, and its expectations to report on its progress at the upcoming quarterly conference call, are forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements, including the risk that Avigen will not be able to acquire or develop such opportunities due to monetary, intellectual property, technological or other constraints. In addition, there are many other risks and uncertainties inherent in the development of drug products. Other risks and uncertainties relating to Avigen are detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen’s quarterly report on Form 10-Q for the period ended September 30, 2008, under the caption "Risks Related to Our Business" in Item 2 of Part I of that report, which was filed with the SEC on November 10, 2008.

Additional Information and Where to Find It

Avigen, its directors and certain of its officers and employees are potential participants in a solicitation of proxies in connection with a special meeting of stockholders. Information regarding the special interests of these directors, officers and employees will be included in any proxy statement filed by Avigen in connection with the special meeting. In addition, Avigen files annual, quarterly and special reports, proxy, and other information with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov.

Avigen will file a proxy statement in connection with its special meeting of stockholders. Avigen stockholders are strongly advised to read the proxy statement and the accompanying proxy card when they become available, as they will contain important information, including information relating to the participants in such proxy solicitation. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Avigen with the SEC for free at the internet website maintained by the SEC at www.sec.gov.

CONTACT:
Michael Coffee, Chief Business Officer
Avigen, Inc., 1301 Harbor Bay Parkway, Alameda, CA 94502
510-748-7376
ir@avigen.com
www.avigen.com